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                                                                 EXHIBIT (a)(vi)

                             SUNAMERICA SERIES TRUST

              AMENDMENT TO ESTABLISHMENT AND DESIGNATION OF SHARES
                             OF BENEFICIAL INTEREST

         The undersigned, being the Assistant Secretary of SunAmerica Series Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts Business Trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 6.1 of the Declaration of Trust, dated September 11, 1992, as amended September 16, 1992 (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of the entire Board of Trustees of the Trust, at a meeting held on April 18, 1996, the Establishment and Designation of Shares of Beneficial Interest, which was filed on March 7, 1996 as an amendment to the Declaration of Trust, is amended as follows:

         (1) That the Federated Utility Portfolio shall be renamed "Utility Portfolio."

         The actions contained herein shall be effective on June 3, 1996.

                                   By:  /s/ ROBERT M. ZAKEM
                                        -------------------
                                        Robert M. Zakem, Assistant Secretary
                                        SunAmerica Series Trust